Exhibit 3.3
DEAN HELLER
Secretary of State
2067 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz
FILED # C19663-04
     AUG 02 2004

Certificate of Amendment
(Pursuant to NRS 78)

1.	Name of corporation: ESPRE SOLUTIONS, INC.

2.	The articles have been amended as follows (provide article numbers, if available):

Section 3, Shares, has been amended in its entirety to read as follows:

3. Shares. The aggregate number of shares which the Corporation shall have the authority to issue is Fifty-Five Million (55,000,000) shares of all classes of stock, consisting of Fifty Million (50,000,000) shares of common stock, par value $.001, and Five Million (5,000,000) shares of preferred stock, par value $.001, the rights and preferences of which will be fixed and determined by this Corporation’s board of directors.

3.	The undersigned declare that they constitute at least two-thirds of the incorporators.

4.	Effective date of filing (optional):

5.	The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6.	Signatures:

/s/ Michael Bokzam Michael Bokzam	/s/ Patrick Castagna Patrick Castagna